UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. )*

      International Wire Group, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

     460933104
(CUSIP Number)

                     August 9, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)

[   ] Rule 13d-1(c)

[ x ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G
CUSIP No.: 460933104	Page 2 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 685,734 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 685,734

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,734

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 3 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery II GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 685,734 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 685,734

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,734

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 4 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC RII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 685,734 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 685,734

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 685,734

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.9%

12	TYPE OF REPORTING PERSON* OO

SCHEDULE 13G
CUSIP No.: 460933104	Page 5 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery IIA, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 999,918 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 999,918

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 999,918

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 6 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC Recovery IIA GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 999,918 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 999,918

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 999,918

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 7 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSC RIIA, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 999,918 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 999,918

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.0%

12	TYPE OF REPORTING PERSON* OO

SCHEDULE 13G
CUSIP No.: 460933104	Page 8 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 9 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ) Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,651

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* PN

SCHEDULE 13G
CUSIP No.: 460933104	Page 10 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) GSCP (NJ), Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* CO

SCHEDULE 13G
CUSIP No.: 460933104	Page 11 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Keith W. Abell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 12 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Alfred C. Eckert III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 13 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Robert A. Hamwee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 14 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Richard M. Hayden

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 15 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Thomas V. Inglesby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 16 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Matthew C. Kaufman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 17 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Christine K. Vanden Beukel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 18 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Andrew J. Wagner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

SCHEDULE 13G
CUSIP No.: 460933104	Page 19 of 31 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Frederick H. Horton

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ] (b) [x ]

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 6 7 8	SOLE VOTING POWER SHARED VOTING POWER 1,685,652 SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER 1,685,652

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,685,652

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9%

12	TYPE OF REPORTING PERSON* IN

Page 20 of 31 Pages

Item 1(a). Name of Issuer:

           International Wire Group, Inc.

Item 1(b). Address of Issuer’s Principal Executive Offices:

101 South Hanley Road Suite 1050 St. Louis, Missouri 63105

Item 2(a). Name of Persons Filing:

GSC Recovery II, L.P.
GSC Recovery II GP, L.P.
GSC RII, LLC
GSC Recovery IIA, L.P.
GSC Recovery IIA GP, L.P.
GSC RIIA, LLC GSCP (NJ), L.P.
GSCP (NJ) Holdings, L.P.
GSCP (NJ), Inc.
Keith W. Abell
Alfred C. Eckert III
Robert A. Hamwee
Richard M. Hayden
Thomas V. Inglesby
Matthew C. Kaufman
Christine K. Vanden Beukel
Andrew J. Wagner
Frederick H. Horton

Item 2(b). Address of Principal Business Office or, if None, Residence:

500 Campus Drive, Suite 220
Florham Park, New Jersey 07932

For each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M.
Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel,
Andrew J. Wagner and Frederick H. Horton:

c/o GSC Partners, Suite 220
500 Campus Drive
Florham Park, New Jersey 07932

Page 21 of 31 Pages

Item 2(c). Citizenship:

GSC Recovery II, L.P., GSC Recovery II GP, L.P., GSC RII, LLC, GSC Recovery IIA, L.P., GSC Recovery IIA GP, L.P., GSC RIIA, LLC, GSCP (NJ), L.P., GSCP (NJ) Holdings, L.P. and GSCP (NJ), Inc. are each organized under the laws of Delaware. All natural persons listed in Item 2(a) are citizens of the United States.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2(e). CUSIP Number:

460933104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

(a)	[ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	[ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	[ ] An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

(f)	[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Page 22 of 31 Pages

Item 4. Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1:

(a)	Amount beneficially owned: 1,685,652*

(b)	Percent of class: 16.9%*

(c)	Number of shares as to which the person has:

(i) (ii) (iii) (iv)	Sole power to vote or to direct the vote: 0

Shared power to vote or to direct the vote: 1,685,652*

Sole power to dispose or to direct the disposition of: 0

Shared power to dispose or to direct the disposition of: 1,685,652*

* GSC Recovery II GP, L.P. is the general partner of GSC Recovery II, L.P.; GSC RII, LLC is the general partner of GSC Recovery II GP, L.P.; and GSCP (NJ) Holdings, L.P. is the managing member of GSC RII, LLC.

GSC Recovery IIA GP, L.P. is the general partner of GSC Recovery IIA, L.P.; GSC RIIA, LLC is the general partner of GSC Recovery IIA GP, L.P.; and GSCP (NJ) Holdings, L.P. is the sole member of GSC RIIA, LLC.

GSCP (NJ), L.P. is the manager of GSCP Recovery II, L.P. and GSCP Recovery IIA, L.P. and GSCP (NJ), Inc. is the general partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

Each of Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, Andrew J. Wagner and Frederick H. Horton is an executive officer and stockholder of GSCP (NJ), Inc. and a limited partner of GSCP (NJ), L.P. and GSCP (NJ) Holdings, L.P.

The 1,685,652 shares of Common Stock are held directly by the following entities in the following amounts: GSC Recovery II, L.P. directly owns 685,734 shares of Common Stock and GSC Recovery IIA, L.P. directly owns 999,918 shares of Common Stock.

Page 23 of 31 Pages

For the purposes of Rule 13d-3 under the Exchange Act of 1934, each of GSCP (NJ) Holdings, L.P., GSCP (NJ), L.P., GSCP (NJ), Inc., Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel, Andrew J. Wagner and Frederick H. Horton (collectively, the “Recovery Affiliates”) by virtue of such reporting person’s relationship with GSC Recovery II, L.P. and GSC Recovery IIA, L.P. may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, the 1,685,652 shares of Common Stock owned in the aggregate by GSC Recovery II, L.P. and GSC Recovery IIA, L.P representing approximately 16.9% of the Common Stock outstanding. Each of the Recovery Affiliates disclaims beneficial ownership of the Common Stock except to the extent of each entity’s and individual’s pecuniary interest in the Common Stock.

For purposes of Rule 13d-3 under the Act, each of GSC Recovery II GP, L.P. and GSC RII, LLC, by virtue of such reporting person’s relationship with GSC Recovery II, L.P., may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 685,734 shares of Common Stock directly owned by GSC Recovery II, L.P. representing approximately 6.9% of the Common Stock outstanding. Each of the GSC Recovery II GP, L.P. and GSC RII, LLC disclaims beneficial ownership of the Common Stock except to the extent of such reporting person’s pecuniary interest in the Common Stock.

For purposes of Rule 13d-3 under the Act, each of GSC Recovery IIA GP, L.P. and GSC RIIA, LLC, by virtue of such reporting person’s relationship with GSC Recovery IIA, L.P, may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of the 999,918 shares of Common Stock directly owned by GSC Recovery IIA, L.P. representing approximately 10.0% of the Common Stock outstanding. Each of the reporting persons disclaims beneficial ownership of the Common Stock except to the extent of such reporting person’s pecuniary interest in the Common Stock.

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8. Identification and Classification of Members of the Group:

Not applicable.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification:

Not applicable.

Page 24 of 31 Pages

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

GSC RECOVERY II, L.P.

By: By: By: By: By:	GSC Recovery II GP, L.P.,
its general partner

GSC RII, LLC,
its general partner

GSCP (NJ) Holdings, L.P.,
its managing member

GSCP (NJ), Inc.,
its general partner

/s/ David L. Goret
Name: David L. Goret
Title: Managing Director

GSC RECOVERY II GP, L.P.

By: By: By: By:	GSC RII, LLC, its general partner GSCP (NJ) Holdings, L.P., its managing member GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 25 of 31 Pages

GSC RII, LLC

By: By: By:	GSCP (NJ) Holdings, L.P., its managing member GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSC RECOVERY IIA, L.P.

By: By: By: By: By:	GSC Recovery IIA GP, L.P.,
its general partner

GSC RIIA, LLC,
its general partner

GSCP (NJ) Holdings, L.P.,
its sole member

GSCP (NJ), Inc.
its general partner

/s/ David L. Goret
Name: David L. Goret
Title: Managing Director

GSC RECOVERY IIA GP, L.P.

By: By: By: By:	GSC RIIA, LLC, its general partner GSCP (NJ) Holdings, L.P., its sole member GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 26 of 31 Pages

GSC RIIA, LLC

By: By: By:	GSCP (NJ) Holdings, L.P., its sole member GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSCP (NJ), L.P.

By: By:	GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSCP (NJ) HOLDINGS, L.P.

By: By:	GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSCP (NJ), INC.

By:	/s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 27 of 31 Pages

Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner

By: /s/ Robert A. Hamwee
As Attorney-in-Fact*

By: /s/ Andrew J. Wagner
As Attorney-in-Fact*

*Attorneys-in-Fact under Power of Attorney dated January 4, 2002 as filed with the SEC as Exhibit 7(L) to the Schedule 13D/A for Moore Wallace Incorporated filed by Greenwich Street Partners II, L.P. et al. on January 7, 2002.

Frederick H. Horton

/s/ Frederick H. Horton

Page 28 of 31 Pages

EXHIBIT A — JOINT FILING AGREEMENT

          The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2006

GSC RECOVERY II, L.P.

By: By: By: By: By:	GSC Recovery II GP, L.P.,
its general partner

GSC RII, LLC,
its general partner

GSCP (NJ) Holdings, L.P.,
its managing member

GSCP (NJ), Inc.,
its general partner

/s/ David L. Goret
Name: David L. Goret
Title: Managing Director

GSC RECOVERY II GP, L.P.

By: By: By: By:	GSC RII, LLC, its general partner GSCP (NJ) Holdings, L.P., its managing member GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 29 of 31 Pages

GSC RII, LLC

By: By: By:	GSCP (NJ) Holdings, L.P., its managing member GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSC RECOVERY IIA, L.P.

By: By: By: By: By:	GSC Recovery IIA GP, L.P.,
its general partner

By: GSC RIIA, LLC,
its general partner

GSCP (NJ) Holdings, L.P.,
its sole member

GSCP (NJ), Inc.
its general partner

/s/ David L. Goret
Name: David L. Goret
Title: Managing Director

GSC RECOVERY IIA GP, L.P.

By: By: By: By:	GSC RIIA, LLC, its general partner GSCP (NJ) Holdings, L.P., its sole member GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSC RIIA, LLC

By: By: By:	GSCP (NJ) Holdings, L.P., its sole member GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 30 of 31 Pages

GSCP (NJ), L.P.

By: By:	GSCP (NJ), Inc. its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSCP (NJ) HOLDINGS, L.P.

By: By:	GSCP (NJ), Inc., its general partner /s/ David L. Goret Name: David L. Goret Title: Managing Director

GSCP (NJ), INC.

By:	/s/ David L. Goret Name: David L. Goret Title: Managing Director

Page 31 of 31 Pages

Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner

By: /s/ Robert A. Hamwee
As Attorney-in-Fact*

By: /s/ Andrew J. Wagner
As Attorney-in-Fact*

*Attorneys-in-Fact under Power of Attorney dated January 4, 2002 as filed with the SEC as Exhibit 7(L) to the Schedule 13D/A for Moore Wallace Incorporated filed by Greenwich Street Partners II, L.P. et al. on January 7, 2002.

Frederick H. Horton

/s/ Frederick H. Horton